Exhibit 99.1

(NJ-MEDISCIENCE-TECH)(MDSC-OTCBB) Mediscience Technology Corp.

CHERRY HILL, N.J. Sept. 6, 2005, announced today that it has engaged the services of a United States investment banking firm as its exclusive placement agent for a proposed private placement on a best efforts basis of between $6 million and $10 million. The private placement is expected to commence during the fourth calendar quarter of 2005.

Mediscience Chief Executive Officer Peter Katevatis stated, "We intend to use the net proceeds of the proposed private placement to fund our ingestible optical biopsy capable "Camera Pill" (designed to distinguish cancerous, pre-cancerous, or benign tissues from normal tissue) and initiate FDA clinical trials for our CD Ratiometer(TM), a medical device designed to detect cervical cancer on a molecular level and for general corporate purposes.

The proposed Private Placement will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirement.

                       About Mediscience Technology Corp.
Mediscience Technology Corporation and its New York subsidiary, Medi-photonics Development Company LLC, are engaged in the design, development and commercialization of medical devices that detect cancer and physiological change using frequencies of light that are emitted, scattered and absorbed to distinguish malignant, precancerous, or benign tissues from normal tissues. Mediscience's exclusive protected noninvasive technology combines the advantages of real-time results with enhanced diagnostic sensitivity and specificity compared with other methods of cancer detection.

                                 Investor Notice
Certain of the matters discussed in this announcement contain forward-looking statements that involve material risks and uncertainties including market conditions and FDA approval, which is required before the Camera Pill or the CD Ratiometer can be sold or licensed for use in the United States. This press release is intended to comply with Rule 135c promulgated under the Securities Act of 1933.

                                     Contact
Michael Engelhart, Pres/COO (201)- 925 5077 mengelhart@mediscience.com Peter Katevatis Esq.Chairman/ CEO (215)-485-0362 metpk@aol.com